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                                                                     EXHIBIT 2.4

                       AMENDED CERTIFICATE OF DESIGNATIONS
                    OF RIGHTS, PREFERENCES AND PRIVILEGES OF
                     SERIES A PARTICIPATING PREFERRED STOCK
                                       OF
                             SUN MICROSYSTEMS, INC.

Michael E. Lehman and Michael H. Morris, certify that:

        1. They are the Vice President, Corporate Resources and Chief Financial Officer and Vice President, General Counsel and Secretary, respectively, of Sun Microsystems, Inc., a Delaware corporation (the "Corporation").

        2. Section I. of Item 2. of the Certificate of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock ("Certificate") now reads:

        "Section I. Designation and Amount. The shares of such series shall be designated as "SERIES A PARTICIPATING PREFERRED STOCK." The Series A Participating Preferred Stock shall have a par value of $0.001 per share, and the number of shares constituting such series shall be 1,000,000.

        is amended to read as follows:

        Section I. Designation and Amount. The shares of such series shall be designated as "SERIES A PARTICIPATING PREFERRED STOCK." The Series A Participating Preferred Stock shall have a par value of $0.001 per share, and the number of shares constituting such series shall be 3,000,000."

        3. Pursuant to Section 151 of the Delaware Corporations Code, the foregoing Amended Certificate has been duly approved by the Board of Directors.

        We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in the foregoing Certificate of Amendment are true and correct of our own knowledge.

        Executed at Palo Alto, California on March 17, 1999.



                                   /s/ MICHAEL E. LEHMAN
                                   ---------------------------------------------
                                   Michael E. Lehman
                                   Vice President, Corporate Resources and
                                   Chief Financial Officer



                                   /s/ MICHAEL H. MORRIS
                                   ---------------------------------------------
                                   Michael H. Morris
                                   Vice President, General Counsel and Secretary